Exhibit 99.1


PRESS RELEASE


CONTACT:  Roger Bosma                                   FOR IMMEDIATE RELEASE
          President and Chief Executive Officer
          Lakeland Bank
          973-697-2000


                   LAKELAND BANK OBTAINS REGULATORY APPROVALS
                         TO ACQUIRE COMMUNITY STATE BANK


August 8, 2003

Lakeland Bancorp, Inc. (Nasdaq: LBAI) announced today that it has received all regulatory approvals required to consummate its proposed acquisition and merger of CSB Financial Corp. with and into Lakeland Bancorp, Inc., and the corresponding merger of Community State Bank with and into Lakeland Bank. Lakeland Bancorp anticipates that the mergers will be consummated on August 25, 2003. In the transaction, each share of CSB common stock outstanding will be converted into $29.00 in cash or 1.781 shares of Lakeland common stock. The amount of cash and stock to be received by each shareholder will be determined by the allocation procedures set forth in the Merger Agreement.

ABOUT LAKELAND BANCORP
Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $1.3 billion and thirty-four (34) offices spanning five northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, and Sussex. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications.

For more information about Lakeland Bank's full line of products and services, please call (973) 697-2000 or visit WWW.LAKELANDBANK.COM.